UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 1, 2010

Shiloh Industries, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-21964	51-0347683
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

880 Steel Drive, Valley City, Ohio 44280

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (330) 558-2600

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Shiloh Industries, Inc. (the “Company”) entered into a Fifth Amendment Agreement dated September 1, 2010 (the “Fifth Amendment”) of its Credit and Security Agreement (the “Agreement”) with a syndication of lenders led by PNC Bank, successor to National City Bank, as co-lead arranger, sole book runner and administrative agent and The Privatebank and Trust Company as co-lead arranger and syndication agent. The Fifth Amendment amends the Credit and Security Agreement entered into among the same parties on August 1, 2008.

The Fifth Amendment continues the Company’s revolving line of credit up to $80,000,000 through July 31, 2012 with new interest rate provisions. Under the Fifth Amendment, the Company has the option to select the applicable interest rate based upon two indices – a Base Rate, as defined in the Fifth Amendment, or the Eurodollar Rate (“LIBOR”), as defined in the Fifth Amendment. The selected index for the period of the Fifth Amendment date through January 31, 2011, is combined with a designated margin of 300 basis points for Eurodollar loans or 200 basis points for Base Rate loans. Subsequent to January 31, 2011, the selected index is combined with a designated margin set forth pursuant to a price matrix, as defined in the Fifth Amendment.

The foregoing summary of the Fifth Amendment is qualified in its entirety by reference to the Fifth Amendment, attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.: 10.1

Fifth Amendment Agreement, dated September 1, 2010, among Shiloh Industries, Inc., the other lenders party thereto, PNC Bank, successor to National City Bank, as co-lead arranger, sole book runner and administrative agent and The Privatebank and Trust Company as co-lead arranger and syndication agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 8, 2010	SHILOH INDUSTRIES, INC.

	By:	/s/ Kevin Bagby
		Name:	Kevin Bagby
		Title:	Vice President Finance and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Fifth Amendment Agreement, dated as of September 1, 2010, among Shiloh Industries, Inc., the other lenders party thereto, PNC Bank, successor to National City Bank, as co-lead arranger, sole book runner and administrative agent and The Privatebank and Trust Company as co-lead arranger and syndication agent.